Exhibit 32.2

Certificate Pursuant to Section 1350 of Chapter 63 of Title 18 United States Code

The undersigned officer hereby certifies, as to the quarterly report on Form 10-Q of Constellation Energy Corporation for the quarterly period ended September 30, 2026, that (i) the report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934, and (ii) the information contained in the report fairly presents, in all material respects, the financial condition and results of operations of Constellation Energy Corporation.

/s/ SHANE P. SMITH
Shane P. Smith
Executive Vice President and Chief Financial Officer
Date: November 9, 2026